                   [LETTERHEAD OF DR. MOHAMED AL-AMRI & CO.]

                                                                    EXHIBIT 23.4

TO
AL-AWSAT INTERNATIONAL
TRANSPORT COMPANY LIMITED
JEDDAH,
SAUDI ARABIA.

We have been the independent auditors of Al-Awsat International Transport Company Limited for the year ended December 31, 1995.

We hereby consent to the use of our audit report dated February 25, 1996 except with respect to the cash flow statement as to which the date is December 24, 1996 on Al-Awsat International Transport Company's financial statements for the year ended December 31, 1995 and to all references to our firm in connection therewith included in or made a part of the Registration Statement and related prospectus.

FOR DR. MOHAMED AL-AMRI & CO.
Dr. Mohamed A. Al-Amri
Senior Partner

                                                                   APRIL 5, 1998